Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement on Form F-3 and the related Prospectus of Linkage Global Inc. filed with the Securities and Exchange Commission of our report dated April 12, 2024, with respect to the consolidated financial statements of Linkage Global Inc. as of September 30, 2023 and for the year then ended, appearing in Linkage Global Inc.’s Annual Report on Form 20-F for the fiscal year ended September 30, 2025, filed with the Securities and Exchange Commission on January 30, 2026.

/s/ TPS Thayer, LLC

Sugar Land, Texas

June 12, 2026